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                                                                    EXHIBIT 99.1



April 1, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

In connection with Arthur Andersen's audit of the consolidated financial statements of Atlas Air Worldwide Holdings, Inc. ("AAWH") as of and for the year ended December 31, 2001, and pursuant to Temporary Note 3T to Article 3 of Regulation S-X, we have obtained a letter of representation from Arthur Andersen LLP representing the following:

      1. The AAWH audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards.

      2. There was appropriate continuity of Arthur Andersen personnel working on the AAWH audit.

      3. There was appropriate availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


Sincerely,

/s/ Douglas A. Carty

Douglas A. Carty
Senior Vice President and Chief Financial Officer